EXHIBIT 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release	Date:	January 21, 2004
	Contact:	Chris Knudson
EVP & COO
	Phone:	(907) 261-3304

Northrim BanCorp, Inc. Reports 2003 Net Income Increased 23% to $10.5 Million;
Fourth Quarter 2003 Profits Total $2.6 Million, $0.42 Per Share

ANCHORAGE, AK-Jan. 21, 2004-Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income in 2003 increased 23% to $10.5 million, or $1.69 per diluted share, compared to $8.5 million, or $1.35 per diluted share in 2002. For the fourth quarter ended Dec. 31, 2003, net income increased 13% to $2.6 million, or $0.42 per diluted share, from $2.3 million, or $0.37 per diluted share in the same period last year.

Total assets at Dec. 31, 2003, were $739 million, up 5% from $704 million a year ago. Total average assets for the year ended Dec. 31, 2003, were $705 million, up 9.4% from $644 million for the period ended Dec. 31, 2002. Total portfolio loans, which exclude loans for sale, grew 14% to $600 million, compared to $528 million at Dec. 31, 2002. Commercial loans accounted for approximately one-half of the loan growth, increasing $33 million to $221 million, or 18% from $187 million at Dec. 31, 2002. Commercial real estate term loans and construction loans accounted for the remainder of the loan growth. The majority of the company’s commercial real estate loans have periodic re-pricing features and maturities of 10 years or less.

Deposits increased 3% to $646 million, up from $626 million a year ago. Total average deposits for the period ended Dec. 31, 2003, were $616 million, up 8.1% from $570 million for the period ended Dec. 31, 2002. The main areas of deposit growth were non-interest-bearing demand deposits, interest-bearing demand deposits, and savings deposits that increased 18%, 6%, and 5%, respectively. Money market deposits decreased by 11%, and time deposits were unchanged. “We are pleased with the continued growth of our demand deposits as they have provided a good source of funding for our strong loan demand,” said Chris Knudson, executive vice president and COO.

Net interest income, before the provision for loan losses, increased 13% to $39.3 million in 2003, from $34.7 million last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for 2003 equaled 6.04%, which was an increase from 5.82% for the like period in 2002. “Loan fee income from construction and commercial real estate loans increased in 2003 as compared to 2002 due in part to the continued strength of the real estate market. In addition, the company collected pre-payment fees on several commercial real estate loans that refinanced during 2003 and had a positive effect on the margin,” Knudson said.

Net interest income before the provision for loan losses in the fourth quarter of 2003 was up 7% at $10 million from a year ago. The net interest margin for the fourth quarter of 2003 increased four basis points to 5.87% from 5.83% in the fourth quarter of 2002.

At Dec. 31, 2003, the allowance for loan losses was $10.2 million, or 1.70% of portfolio loans and 99% of non-performing loans. A year ago, the allowance for loan losses was $8.5 million, or 1.61% of portfolio loans and 148% of non-performing loans. The provision for loan losses decreased 33% to $829,000 for the quarter ended Dec. 31, 2003, from $1.2 million in the fourth quarter a year ago. For the 12-month period ending Dec. 31, 2003, the provision for loan losses increased 15% to $3.6 million, from $3.1 million for the same period in 2002.

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Page Two-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

Net loan charge-offs for the fourth quarter and the full year of 2003 were $558,000 and $1.9 million, respectively, which was at a rate of 0.33% of average loans for the full year. Non-performing assets totaled $10.3 million, or 1.4% of total assets, at Dec. 31, 2003, which was a decrease from the non-performing total of $10.4 million in the third quarter of 2003 and an increase from $5.7 million, or 0.81% of assets, at Dec. 31, 2002. The increase in non-performing assets at Dec. 31, 2003, from Dec. 31, 2002, resulted in large part from two commercial loan relationships being categorized as non-performing. These loans comprise 51% of the non-performing loans as of Dec. 31, 2003. “We have reviewed these loans and the other non-performing assets and have taken appropriate charge-offs in relation to the loss exposure in these assets to reflect them at an appropriate carrying value,” said Marc Langland, chairman and CEO.

Total other operating income decreased 21% to $1.2 million in the fourth quarter of 2003, and increased 17% to $6.1 million for the year. Earnings from Northrim’s mortgage affiliate in the fourth quarter of 2003 decreased by 52% to $417,000, from $862,000 in the same period in 2002. “Our mortgage affiliate enjoyed very strong results this year due to the strong refinance market that was fueled by the historic drop in interest rates,” Langland said. “However, as interest rates rose in the latter part of this year, the refinance activity in the mortgage industry declined, which contributed to lower earnings at our mortgage company affiliate.” Other income increased by 45% in the fourth quarter of 2003 to $387,000, from $267,000 in the same period in 2002. This increase was caused in large part by a lower loss from Northrim Investment Services Company (“NISC”), the company’s investment company subsidiary, that in-turn received a portion of the start-up losses from its investment in Elliott Cove Capital Management, LLC, the company’s investment advisor affiliate. In the fourth quarter of 2003, NISC had a loss of $124,000 versus a loss of $239,000 in the same period of 2002.

Other operating expense was $6.2 million in the fourth quarter of 2003, an increase of 5% from the $5.9 million expense in the same period in 2002. The efficiency ratio was 54.3% for the fourth quarter and 53.7% for the full year of 2003, which was an increase when compared to the efficiency ratio of 53.1% for the fourth quarter of 2002, and an improvement when compared to the efficiency ratio of 56.9% for the full year of 2002.

In the fourth quarter of 2003, the company’s return on average assets (ROA) was 1.42%, compared to 1.34% in the same quarter a year ago. ROA was 1.50% for the full year of 2003 compared to an ROA of 1.33% in 2002. Return on average equity was 14.2% in the quarter and 14.9% for the year, compared to 13.9% and 13.3%, respectively, in 2002. The company has continued to repurchase shares of its common stock according to the plan that it announced in September 2002 in which it stated its intention to repurchase 5% of its outstanding shares of common stock, or approximately 306,000 shares. Since that time, the company has repurchased 224,800 shares with no shares repurchased in the fourth quarter of this year.

The ratio of total capital to risk adjusted assets was 12.8% at Dec. 31, 2003, compared to 11.5% one year ago. The company’s capital ratios were favorably impacted when it completed an $8 million offering of trust preferred securities in May of this year. Although they are classified as liabilities on the company’s balance sheet, these securities are included in capital for regulatory purposes due to the fact that they are a form of subordinated debt.

Tangible book value per share was $11.29 at Dec. 31, 2003, compared to $10.01 one year ago. Shareholders’ equity increased 10% to $75.3 million, and book value per share increased to $12.44 from $11.22 in the same period last year.

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Page Three-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs and assumptions based on currently available information, and we have not undertaken to update these statements except as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Page Four-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

FINANCIAL DATA

Income Statement
(Dollars in thousands, except per share data)

	Quarter Ended December 31:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$10,878	$10,737	1%
Interest on portfolio investments	687	846	-19%
Interest on overnight investments	50	124	-60%

Total interest income	11,615	11,707	-1%
Interest Expense:
Interest expense on deposits	1,415	2,222	-36%
Interest expense on borrowings	142	57	149%

Total interest expense	1,557	2,279	-32%

Net interest income	10,058	9,428	7%
Provision for loan losses	829	1,240	-33%

Net interest income after provision for loan losses	9,229	8,188	13%
Other Operating Income:
Service charges on deposit accounts	421	429	-2%
Earning from mortgage affiliate	417	862	-52%
Other income	387	267	45%

Total other operating income	1,225	1,558	-21%
Other Operating Expense:
Salaries and other personnel expense	3,712	3,512	6%
Occupancy, net	521	580	-10%
Equipment expense	395	337	17%
Intangible asset amortization expense	92	92	0%
Other expense	1,494	1,406	6%

Total other operating expense	6,214	5,927	5%
Income before income taxes	4,240	3,819	11%
Provision for income taxes	1,594	1,479	8%

Net income	$2,646	$2,340	13%

Basic EPS	$0.44	$0.38	16%
Diluted EPS	$0.42	$0.37	14%
Average basic shares	6,036,996	6,096,236	-1%
Average diluted shares	6,279,600	6,277,750	0%

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Page Five-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

Income Statement
(Dollars in thousands, except per share data)

	Twelve Months Ended December 31:

	2003	2002	% Change

Interest Income:	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$42,945	$40,835	5%
Interest on portfolio investments	2,867	3,730	-23%
Interest on overnight investments	136	269	-49%

Total interest income	45,948	44,834	2%
Interest Expense:
Interest expense on deposits	6,203	9,952	-38%
Interest expense on borrowings	478	212	125%

Total interest expense	6,681	10,164	-34%

Net interest income	39,267	34,670	13%
Provision for loan losses	3,567	3,095	15%

Net interest income after provision for loan losses	35,700	31,575	13%
Other Operating Income:
Service charges on deposit accounts	1,805	1,687	7%
Earnings from mortgage affiliate	2,785	1,917	45%
Other income	1,499	1,595	-6%

Total other operating income	6,089	5,199	17%
Other Operating Expense:
Salaries and other personnel expense	14,180	13,023	9%
Occupancy, net	2,000	2,040	-2%
Equipment expense	1,504	1,405	7%
Intangible asset amortization expense	368	368	0%
Other expense	6,676	6,225	7%

Total other operating expense	24,728	23,061	7%
Income before income taxes	17,061	13,713	24%
Provision for income taxes	6,516	5,171	26%

Net income	$10,545	$8,542	23%

Basic EPS	$1.76	$1.40	26%
Diluted EPS	$1.69	$1.35	25%
Average basic shares	6,000,273	6,112,144	-2%
Average diluted shares	6,225,889	6,317,910	-1%

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Page Six-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

Balance Sheet
(Dollars in thousands, except per share data)

	December 31,	December 31,	Annual
	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks	$31,298	$28,078	11%
Overnight investments	5,597	37,502	-85%
Portfolio investments	73,208	81,279	-10%
Loans for sale	1,395	7,437	-81%
Portfolio loans	599,724	527,553	14%
Allowance for loan losses	(10,186)	(8,476)	20%

Net loans	590,933	526,514	12%
Premises and equipment, net	11,107	10,481	6%
Intangible assets	7,002	7,370	-5%
Other non-interest earning assets	19,424	13,025	49%

Total assets	$738,569	$704,249	5%

Liabilities and Shareholders’ Equity:
Demand deposits	$179,461	$151,780	18%
Interest-bearing demand	56,312	53,365	6%
Savings deposits	109,740	104,568	5%
Money market deposits	137,657	154,232	-11%
Time deposits	163,027	162,470	0%

Total deposits	646,197	626,415	3%
Borrowings	5,143	6,365	-19%
Trust preferred securities	8,000	—	N/M
Other liabilities	3,944	3,096	27%

Total liabilities	663,284	635,876	4%
Shareholders’ equity	75,285	68,373	10%

Total liabilities and equity	$738,569	$704,249	5%

Average Quarter Balances - unaudited
Loans	$593,800	$532,266	12%
Total earning assets	683,084	645,657	6%
Total assets	738,352	694,683	6%
Non-interest bearing deposits	177,932	152,850	16%
Interest bearing deposits	467,641	464,676	1%
Total deposits	645,573	617,526	5%
Shareholders’ equity	74,022	66,802	11%

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Page Seven-Northrim BanCorp, Inc. Fourth Quarter 2003 Earnings-January 21, 2004

Other Data
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2003	2002

	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$7,426	$4,717
Loans 90 days past due	2,283	1,019
Restructured loans	597	—

Total non-performing loans	10,306	5,736
Other real estate owned	—	—

Total non-performing assets	$10,306	$5,736

Non-performing loans / portfolio loans	1.72%	1.09%
Non-performing assets / assets	1.40%	0.81%
Allowance for loan losses / portfolio loans	1.70%	1.61%
Allowance / non-performing loans	98.84%	147.77%
Loan charge-offs, net for the quarter	$558	$1,018
Loan charge-offs, net year-to-date	$1,857	$1,819
Net loan charge-offs / average loans, annualized	0.33%	0.36%

Other Data (At quarter end):
Book value per share	$12.44	$11.22
Tangible book value per share	$11.29	$10.01
Tier 1 / Risk Adjusted Assets	11.58%	10.25%
Total Capital / Risk Adjusted Assets	12.83%	11.50%
Tier 1 /Average Assets	10.37%	8.65%
Shares outstanding	6,050,359	6,094,536
Unrealized gain (loss) on AFS securities, net of income taxes	$623	$1,204

Other Data (For the quarter):
Net interest margin (tax equivalent)	5.87%	5.83%
Efficiency ratio*	54.26%	53.11%
Return on average assets	1.42%	1.34%
Return on average equity	14.18%	13.90%

Other Data (Year-to-date):
Net interest margin (tax equivalent)	6.04%	5.82%
Efficiency ratio*	53.71%	56.92%
Return on average assets	1.50%	1.33%
Return on average equity	14.89%	13.32%

*	excludes intangible asset amortization expense

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